EXHIBIT 99.1

  Atlantic Coast Federal Corporation Declares Quarterly Dividend of
                        $0.15 Per Common Share

    WAYCROSS, Ga.--(BUSINESS WIRE)--Dec. 21, 2007--Atlantic Coast Federal Corporation (NASDAQ: ACFC), the holding company for Atlantic Coast Bank, today announced that its Board of Directors has declared a regular quarterly cash dividend on common stock of $0.15 per share, unchanged from the third quarter dividend rate. The dividend will be paid on January 28, 2008, to all stockholders of record as of January 11, 2008.

    Atlantic Coast Federal, MHC, which holds 8,728,500 shares or approximately 64% of the Company's total outstanding stock, will waive receipt of the dividend on its shares.

    Commenting on the announcement, Robert J. Larison, Jr., President and Chief Executive Officer, said, "We will continue to review the Company's payout periodically in the context of its financial and operating results, market conditions, strategic opportunities, and other factors. The overarching goal of our capital management strategies - to enhance stockholder value - remains unchanged. We will continue to strive to achieve a dividend yield over the long term that is attractive versus our peers, coupling those efforts with the impact of our stock repurchase activities, which improve market liquidity for our stockholders." Larison noted that, based on the Company's current share price as of December 17, 2007, the indicated annual dividend rate on the Company's common stock represented a yield of 5.31% compared with an average yield of 5.11% for a broad index of thrift institutions. Larison also noted that the existing stock repurchase program, authorized in August 2006, was suspended in May 2007 when the Company adopted its plan of conversion and reorganization. Depending upon market conditions, the Company may reinitiate the program in the first quarter of 2008 to repurchase up to the remaining 182,646 shares authorized under the plan.

    Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. Atlantic Coast Federal Corporation completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

    Atlantic Coast Federal Corporation, the holding company for Atlantic Coast Bank had approximately $915.7 million in assets as of September 30, 2007. Atlantic Coast Bank is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 14 offices, including a focus on the Jacksonville metropolitan area.

    This news release contains certain forward-looking statements. These include, but are not limited to, statements regarding the anticipated size and timing of the offering. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Atlantic Coast Federal Corporation and Atlantic Coast Bank, and changes in the securities markets.

    CONTACT: Corporate Communications, Inc.
             Patrick J. Watson, 615-254-3376